Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO
TEL +1 713.229.1234
FAX +1 713.229.1522	HONG KONG	RYADH
www.BakerBotts.com		WASHINGTON

October 29, 2014

008939.0104

Oceaneering International, Inc.

11911 FM 529

Houston, Texas 77041

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by Oceaneering International, Inc., a Delaware corporation (“Oceaneering”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering of unsecured senior debt securities (the “Debt Securities”) that may be issued and sold by Oceaneering from time to time pursuant to Rule 415 under the Act, certain legal matters in connection with such securities are being passed upon for you by us. At your request, this opinion letter is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

Each series of Debt Securities will be issued pursuant to an Indenture, to be entered into between Oceaneering and Wells Fargo Bank, National Association, as trustee (the “Indenture”), as such Indenture will be supplemented, in connection with the issuance of each such series, by a supplemental indenture, officers’ certificate or other writing thereunder establishing the form and terms of such series of Debt Securities.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of Oceaneering’s Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date (the “Charter Documents”), the form of the Registration Statement (including the base prospectus which forms a part of the Registration Statement), the form of the Indenture filed as Exhibit 4.1 to the Registration Statement and corporate records of Oceaneering, including minute books as furnished to us by you, certificates of public officials and of representatives of Oceaneering, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving the opinions set forth herein, we have relied, to the extent we deemed appropriate, with respect to factual matters, upon certificates, statements or other representations of officers or other representatives of Oceaneering and of public officials, and we have assumed, without independent investigation, that all signatures on documents we have examined are genuine, all

Oceaneering International, Inc.	October 29, 2014

documents submitted to us as originals are authentic and complete, all documents submitted to us as certified or photostatic copies conform to the original copies of those documents and those original copies are authentic. In connection with the opinions set forth herein, we have assumed that:

(a) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Act;

(b) a prospectus supplement will have been prepared and filed with the Commission describing the Debt Securities offered thereby;

(c) all Debt Securities will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement;

(d) the Board of Directors of Oceaneering or, to the extent permitted by the General Corporation Law of the State of Delaware and the Charter Documents of Oceaneering, a duly constituted and acting committee thereof (such Board of Directors of Oceaneering or committee thereof being hereinafter referred to as the “Board”) will have taken all necessary corporate action to authorize the issuance of the Debt Securities, and to authorize the terms of the offering and sale of such Debt Securities and related matters;

(e) a definitive purchase, underwriting or similar agreement with respect to any Debt Securities offered by Oceaneering will have been duly authorized and validly executed and delivered by Oceaneering and the other parties thereto (a “Purchase Agreement”);

(f) all Debt Securities, and any certificates in respect thereof, will be delivered in accordance the provisions of the applicable Purchase Agreement approved by the Board upon payment of the consideration therefor provided for therein; and

(g) with respect to each series of Debt Securities issued under the Indenture:

•	the Board will have taken all necessary corporate action to designate and establish the terms of such series of Debt Securities in accordance with the terms of the Indenture under which such Debt Securities will be issued, and such Debt Securities will not include any provision that is unenforceable;

•	the Indenture will be qualified under the Trust Indenture Act of 1939, as amended; and

•	forms of Debt Securities complying with the terms of the Indenture under which such Debt Securities will be issued and evidencing such Debt Securities will have been duly executed, authenticated, issued and delivered in accordance with the provisions of such Indenture.

Oceaneering International, Inc.	October 29, 2014

On the basis of and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1. Oceaneering is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

2. The Debt Securities will, when issued, constitute legal, valid and binding obligations of Oceaneering, enforceable against Oceaneering in accordance with their respective terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) any implied covenants of good faith and fair dealing.

We limit the opinions we express above in all respects to matters of the contract law of the State of New York and the General Corporation Law of the State of Delaware, each as in effect on the date hereof.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose written consent Section 7 of the Act requires to be filed.

Very truly yours,

/s/ BAKER BOTTS L.L.P.

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